UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 1, 2006
MACQUARIE INFRASTRUCTURE COMPANY TRUST
(Exact name of registrant as specified in its charter)

Delaware	001-32385	20-6196808

(State or other jurisdiction of	Commission File Number	(IRS Employer
incorporation)		Identification No.)

MACQUARIE INFRASTRUCTURE COMPANY LLC
(Exact name of registrant as specified in its charter)

Delaware	001-32384	43-2052503

(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

125 West 55th Street, New York, New York	10019

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 231-1000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
On September 1, 2006, Macquarie Infrastructure Company (“MIC”), through a number of its majority-owned airport parking subsidiaries (“PCAA”), entered into a loan agreement providing for $195 million of term loan borrowing. On September 1, 2006, PCAA drew down $195 million and repaid two of its existing term loans totaling $184 million, paid interest expense of $1.9 million, and paid fees and expenses of $4.9 million. PCAA also released approximately $0.4 million from reserves. The remaining amount of the draw down, approximately $4.6 million, will be used to fund maintenance and specific capital expenditures of the airport parking business.
The counterparty to the agreement is Capmark Finance Inc. The obligations under the credit agreements are secured by the assets of PCAA borrowing entities. The terms and conditions for the facility include events of default and representations and warranties that are generally customary for facilities of this type.
Selected details of the term and revolving credit facilities are presented below:

Borrower	Parking Company of America Airports, LLC
Parking Company of America Airports Phoenix, LLC
PCAA SP, LLC
PCA Airports, LTD
Borrowings:	$195 million term loan
Security:	Borrower assets
Term:	3 years (September 2009) plus 2 one-year optional extensions subject to meeting certain covenants
Amortization:	Payable at maturity
Interest rate	1 month LIBOR plus
Years 1 – 3:	1.90%
Year 4:	2.10%
Year 5:	2.30%
Interest rate hedging:	Existing 1 month LIBOR caps of 4.48% for a notional amount of $58.7 million remain effective through to October 15, 2008.

On September 1, 2006, PCAA entered into an interest rate swap (fixed v. LIBOR) effective from September 15, 2006, and fixing the interest rate for the remainder of the term loan at the following average rates (not including interest margin):

		Amount
End Date	Fixed Rate	($ millions)
Oct 15, 2008	5.17%	$136.26

Sept 15, 2009	5.17%	$195.00

PCAA’s obligations under the interest rate swap have been guaranteed by Macquarie Infrastructure Company, Inc.

Debt reserves:	Various reserves totaling $1.4 million, together with minimum liquidity requirement, represents a decrease of $400,000 over the total reserves associated with the prior loans.
Minimum Liquidity:	$3 million of PCAA Parent, LLC

Minimum Net Worth:	$40,000,000 of PCAA Parent, LLC
Lock Up Tests	At three month intervals, the Borrower is required to achieve a Debt Service Coverage Constant Ratio of 1.00 to 1.00 with respect to the immediately preceding 12 month period.

The Debt Service Coverage Constant Ratio is a ratio obtained by dividing the Cash Flow Available for Debt Service by a debt service payment obtained using the Loan Constant of 10.09%.

If the Debt Service Coverage Constant Ratio test is not met, PCAA is required to remit Excess Cash to an Excess Cash Flow Reserve Account until the Debt Service Coverage Constant Ratio test is met at a test interval.

The Excess Cash may be held, as determined by the Lender, as collateral for the Loan or applied against the principal amount until such time as Borrower satisfies the test.

An event of default is triggered if the Borrower fails to make a payment of Excess Cash or fails to provide the Excess Cash calculation after receipt of notice that PCAA failed to satisfy the above test.
Controlled Bank Accounts and Lockbox Account:	Operating income from collateral transferred to a lockbox account weekly.
Based on historical information, management expects that PCAA will meet the lock up test obligations on the first calculation date of December 1, 2006.
Macquarie Securities (USA) Inc, an affiliate of MIC’s Manager, acted as financial advisor in connection with this transaction for which it received $1.46 million in advisory fees.
Item 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANTS.
See the discussion under Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1	Loan Agreement dated as of September 1, 2006 between Parking Company of America Airports, LLC, Parking Company of America Airports Phoenix, LLC, PCAA SP, LLC and PCA Airports, Ltd., as borrowers, and Capmark Finance Inc., as lender.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY TRUST
Date September 7, 2006	By:	/s/ Peter Stokes
		Name:	Peter Stokes
		Title:	Regular Trustee

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY LLC
Date September 7, 2006	By:	/s/ Peter Stokes
		Name:	Peter Stokes
		Title:	Chief Executive Officer